Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Announces a Two-for-One Stock Split and Declares Regular Cash Dividend

MINNEAPOLIS--(BUSINESS WIRE)--July 20, 2011--Polaris Industries Inc. (NYSE:PII) today announced that its Board of Directors has approved a two-for-one split of the Company’s outstanding shares of Common Stock to be effected in the form of a one-hundred percent stock dividend. On September 12, 2011 Polaris shareholders will receive one additional share of Common Stock for each share of record they hold at the close of business on September 2, 2011. Upon completion of the stock split, Polaris will have approximately 69.0 million shares of Common Stock outstanding. In connection with the stock split, the Board of Director’s approved a corresponding increase in the common shares authorized to be issued from 80.0 million shares to 160.0 million shares.

Separately, Polaris also declared a regular quarterly $0.45 per share (pre-split) cash dividend payable on August 15, 2011 to shareholders of record at the close of business on August 1, 2011.

“These announcements underscore our strong market performance, continuing growth prospects, and track record of providing our shareholders with noteworthy, long-term returns. We are confident that we can maintain growth across all products and geographies by providing industry leading, high quality products and focused execution of our strategy,” stated Scott Wine, Chief Executive Officer of Polaris.

About Polaris

With annual 2010 sales of $1.99 billion, Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER® for recreational and utility use, snowmobiles, motorcycles and on-road electric powered vehicles.

Polaris is a recognized leader in the powersports industry, among the global sales leaders for both snowmobiles and ORVs. The Company has established a presence in the heavyweight cruiser and touring motorcycle market with Victory motorcycles and the acquisition of the Indian motorcycle brand. Additionally, Polaris continues to invest in the Global on-road low speed vehicle industry with internally developed vehicles and the acquisition of Global Electric Motorcars (GEM). Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.